Exhibit 99.1

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

News Release

Investor Relations Contact:	Company Contact:
Claire McAdams	James Moniz, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6145, 408.521.9370 fax
email: claire@headgatepartners.com	email: jmoniz@nanometrics.com

Nanometrics Announces Planned Retirement of CFO

MILPITAS, Calif., November 18, 2010 — Nanometrics Incorporated (Nasdaq: NANO), a leading provider of advanced process control metrology systems, announced today that James P. Moniz, chief financial officer, has informed the company of his intention to retire on April 1, 2011. The company has retained an executive search firm to identify an appropriate successor and Mr. Moniz will remain in his role to ensure a seamless transition of the CFO role next year.

“I want to thank Jim for his substantial contributions in bringing Nanometrics to new levels of financial performance and operational excellence,” commented Timothy J. Stultz, president and chief executive officer. “I understand and fully support his desire to retire and spend more time with his family in the years to come. In the meantime, Jim will continue to be an integral part of the Nanometrics team, providing strong financial leadership and a smooth transition to our next CFO. Jim has built a strong team and is leaving behind a solid foundation to support our company’s continued growth.”

About Nanometrics

Nanometrics is a leading provider of advanced, high-performance process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics. Nanometrics’ automated and integrated metrology systems measure critical dimensions, device structures, overlay registration, topography and various thin film properties, including film thickness as well as optical, electrical and material properties. The company’s process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced wafer-scale packaging applications. Nanometrics’ systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

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